Exhibit 99.2

Mace Security International
401 E. Las Olas Blvd.
Fort Lauderdale, FL 33301
May 22, 2008

Re:	Statement of Disagreement of Louis D. Paolino, Jr. concerning his Removal as Director and Chief Executive Officer as set forth in Item 5.02 of Mace Security International, Inc.'s Form 8-K

Dear Sirs:

This letter sets forth my disagreement with the statements made in Item 5.02 of Mace Security International, Inc.'s ("MSI") Form 8-K to be filed on or about May 22, 2008. In Item 5.02(b), MSI states as follows:

"The Board of Directors of the Company also has terminated Mr. Paolino as the Chief Executive Officer of the Company on May 20, 2008. The termination by the Company was made for willful misconduct under Paragraph 7(a)(iv) of the Employment Agreement between Mr. Paolino and the Company dated August 21, 2006...The actions of Mr. Paolino that the Board has determined as willful misconduct, generally relate to the Board's belief that Mr. Paolino has not followed the instructions of the Board or sufficiently performed his supervisory duties."

I want to be very clear that I have not committed any misconduct, willful or otherwise, in the performance of my responsibilities as the Company's CEO, and have fully, sufficiently and with fidelity performed my supervisory duties. The Board's "belief" that I have not followed its instructions or sufficiently performed my supervisory duties is patently false and misleading. I have always followed the Board's instructions except where such instructions might have placed the Company, its management, its shareholders', its directors' and/or officers' interests at risk for possible violations of federal and state securities laws for misleading disclosure and omission of material facts.

It was my obligation as CEO to carry out the directives of the Board, however, it was also my obligation to ensure that my actions, including the internal controls required by the Sarbanes Oxley Act, which would be attributable to the Company, complied with all federal and state laws. I undertook both obligations with the utmost conviction. Placing the company at risk for federal law violations, including securities law violations, is something I would not do.

As you know over the last several months I made numerous pronouncements at various board meetings advising the board that I thought certain disclosures and risk factors in the Company's public reports should be updated to reflect material events and changes within the Company, including the notice of resignation of key officers of the Digital Media Marketing segment, the changes (or potential changes) in the business plan of the Company as previously established, the change in the overall strategic direction of the Company, and the disagreements between management of the Company and its Board of Directors relative to the above. I also advised the board that some of the actions the board was requesting I take as CEO were in violation of my obligations under Sarbanes-Oxley. This position was also supported by the Company's General Counsel.

I went so far as to engage my own counsel at Greenberg Traurig to review and evaluate some of the disclosures and risk factors contained within our draft Form 1OQ. I forwarded the recommendations of my counsel to the Company on May 14, 2008. Within days of my taking this action and, in blatant violation of corporate law and MSI's by-laws, the other five members of the Board called and held a secret Board meeting without providing me with any notice that it would be held. Decisions were made by the Board in my absence at this unlawful meeting which, in direct retaliation for my intent to make certain disclosures to the shareholders, led to my subsequent wrongful termination. As of yesterday May 21, 2008, the Board published its press release associated with the 8-K report and has included patently false statements defaming my character.

As a result of the Board's decision to wrongfully terminate my employment contract with MSI dated August 21, 2006, for false reasons and to knowingly, intentionally and willfully publish false, inaccurate and libelous statements about me, I will arbitrate the damages I have incurred which I estimate to be in excess of $4,000,000 for breach of the employment contract and in excess of $6,000,000 for defamation of my character. Additionally, I intend to file a claim with the Department of Labor for violations under Chapter 73, Title 18 of the US Code, Section 1514A, which is a portion of the Sarbanes Oxley Act that protects employees from termination in situations similar to mine. In the event that the Department of Labor is unable to investigate my federal whistleblower claims under Sarbanes Oxley, I will be seeking all remedies under the statute which the Board has violated through my wrongful termination, including back pay, special damages, attorneys' fees and costs. I will also be investigating possible violations of Rule 10b-5 for securities fraud and seeking any and all applicable damages thereunder.

Sincerely,
/s/ Louis D. Paolino, Jr.
Louis D. Paolino, Jr.